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                                                                      EXHIBIT A

                        [HARSCO CORPORATION LETTERHEAD]



Contact:      Eugene Truett (Analysts)                    Kenneth Julian (Media)
              (717) 975-5677                              (717) 730-3683

                           HARSCO CORPORATION DECLARES
                            TWO-FOR-ONE STOCK SPLIT;
                           RAISES DIVIDEND 5.3 PERCENT

         HARRISBURG, PA. (November 19, 1996) ... The Board of Directors of Harsco Corporation (NYSE:HSC) has approved a two-for-one common stock split and declared a 5.3 percent increase in the quarterly dividend on the Company's common stock.

         The common stock split is the company's first since 1986. One additional share will be issued for each share of Harsco common stock held by shareholders of record as of the close of business on January 15, 1997. New shares will be distributed on February 14, 1997 by the Corporation's transfer agent.

         The declared dividend of $0.40 per share (pre-split) is equivalent to an annual rate of $1.60 per share. The dividend is payable on February 14, 1997 to shareholders of record as of January 15, 1997.

         Derek C. Hathaway, Chairman and Chief Executive Officer said, "These actions taken today by the Harsco Board of Directors underscore the strength of our record financial performance and the Board's continued confidence in our prospects for sustained growth and earnings. Through the stock split, our shares become even more attractive to a broader range of the investment market."

         Harsco Corporation's diversified services and products add value to a range of worldwide industries. Harsco's core businesses comprise three main operating groups: Metal Reclamation and Mill Services, the world's leader in specialized material handling and
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metals recovery services for the metallurgical industries; Infrastructure and
Construction, which serves the world's railway maintenance, infrastructure, and construction requirements; and Process Industry Products, which specializes in gas containment and control equipment, precision fittings, and other equipment for the petrochemical, pharmaceutical, food processing, and other industries. Harsco also holds a 40 percent equity interest in United Defense, L.P. a joint venture with FMC Corporation. United Defense is one of the world's leading producers of ground combat vehicles and other defense systems for the U.S. and allied nations. For the year ending December 31, 1995, Harsco reported total revenues of $1.5 billion.

Other Harsco announcements are available free of charge by Fax at
(800)-758-5804, extension 396725, or on the Internet at http://www.prnewswire.com.

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